UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2014

Tesco Corporation
(Exact name of registrant as specified in its charter)

Alberta	76-0419312
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3993 West Sam Houston Parkway North Suite 100 Houston, Texas	77043-1221
(Address of Principal Executive Offices)	(Zip Code)

713-359-7000
(Registrant’s telephone number, including area code)

Commission File Number:  001-34090

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05    Amendments to the Registrant's Code of Ethics.

On August 7, 2014, the Board of Directors of Tesco Corporation (the "Company"), approved amendments to the Company’s Code of Business Conduct and Ethics (the "Code"), which applies to all officers, directors, agents, employees and Company representatives. The amendments arose in connection with the Corporate Governance and Nominating Committee's annual review of the Code. The amended Code is substantially similar to the prior version, but (1) enhances the message from the Company's President on the importance of the Company's safety, ethics and compliance culture, (2) includes a new provision referencing the Company's Conflict Minerals Sourcing Policy, and (3) includes expanded discussion of certain topics including conflicts of interest/related party transactions, anti-bribery and corruption, employment practices, and compliance with the Code. The foregoing summary of the amendments to the Code is subject to, and qualified in its entirety by, reference to the full text of the Code, as so amended, a copy of which is available at www.tescocorp.com under "Investor Relations>Corporate Governance" and is also attached hereto as Exhibit 14.1.

Item 8.01    Other Events.

On August 7, 2014, the Board of Directors of the Company approved a third quarter dividend of $0.05 per share common stock issued and outstanding as of August 22, 2014 and payable on September 2, 2014. The Company issued a press release on August 8, 2014 which is provided as Exhibit 99.1 hereto.

Item 9.01     Financial Statements and Exhibits
(d)    Exhibits
Exhibit 14.1    Tesco Corporation Code of Business Conduct and Ethics dated August 7, 2014
Exhibit 99.1        Tesco Corporation Press Release dated August 8, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESCO CORPORATION

Date: August 13, 2014	By:	/s/ Chris Boone
Chris Boone, Chief Financial Officer and Sr. Vice President

Exhibit No.	Description
14.1	Tesco Corporation Code of Business Conduct and Ethics dated August 7, 2014
99.1	Tesco Corporation Press Release dated August 8, 2014